Exhibit 10.3

RAIT FINANCIAL TRUST

2012 INCENTIVE AWARD PLAN

Share Award Grant Agreement

This is a Share Award dated as of December 23, 2016 (the “Date of Grant”) from RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), to Scott L. N. Davidson (“Participant” and, together with the Company, the “Parties”), under the terms of the RAIT Financial Trust 2012 Incentive Award Plan (the “Plan”).

1.Defined Terms.  Except as set forth below, all capitalized terms shall have the respective meaning as set forth thereto in Section 1.02 of the Plan.

(a)“Share Award” means the Two Hundred Fifty Five Thousand Nine Hundred and Fifty Eight (255,958) Common Shares which are the subject of this Grant.

(b)“Restriction Period” means, with respect to each Common Share which is the subject of this Grant, the period beginning on the Date of Grant and ending on the applicable Vesting Date.

(c) “Vesting Date” means the date on which the Participant has a non-forfeitable right to the Common Shares and related dividends subject to this Share Award following the lapse of all restrictions set forth in Section 3.

2.Grant of Share Award.  Subject to the terms and conditions set forth herein, the Company hereby grants to Participant the Share Award and Participant hereby acknowledges the restrictions on the Share Award.  This Share Award is in addition to share awards previously made to Participant.  This Share Award is intended to be a portion of the Award (as defined in the Binding Memorandum of Understanding, dated September 26, 2016, by and between the Company and the Participant (the “MOU”)) that the Company agreed to make to the Participant in the MOU.  The Share Award is subject to the terms and conditions of the Plan now in effect and as they may be amended from time to time in accordance with the Plan.  The terms and conditions of the Plan are and automatically shall be incorporated herein by reference and made a part hereof.

3.Restrictions on Share Award and Related Dividends.  Subject to the terms and conditions set forth in the Plan and herein and notwithstanding any other agreement to which the Participant is a party, during the Restriction Period, Participant shall not be permitted to sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Common Shares and related dividends subject to this Share Award.  The Company or its transfer agent, American Stock Transfer & Trust Company, LLC or any successor thereto (“Transfer Agent”), shall maintain a record of uncertificated Common Shares and related dividends subject to this Share Award during the Restriction Period.  Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition (each, a “Disposition”) of any Common Shares and related dividends subject to this Share Award in violation of this Share Award shall be void and of no effect, and the Company (or Transfer Agent, as appropriate) shall have the right to disregard any such Disposition on its books and records, to issue (or execute) “stop transfer” instructions and/or take such other action as the Company deems necessary or advisable to enforce the restrictions in this Share Award.

4.Vesting.  Subject to Section 5, the restrictions set forth in Section 3 on the Share Award shall lapse with respect to the following portion of Common Shares and related dividends subject to the Share Award:  (i) one half on December 20, 2018, and (ii) one half on December 20, 2019.  The date on which the restrictions lapse for a particular portion of the Share Award and related dividends shall be the Vesting Date for such portion. If the foregoing vesting schedule would produce fractional Common Shares, the number of Common Shares that are vested shall be rounded down to the nearest whole Common Share; provided, however, that on the final vesting date, the number of Common Shares vesting shall be adjusted to the extent necessary so that 100% of the Share Award shall have vested.  On or before the thirtieth (30th) day following each Vesting Date, the Company will direct the Transfer Agent to note that the restrictions on the applicable Common Shares subject to this Share Award arising out of this Share Award have lapsed.

5.Lapse of Restrictions.  Upon the lapse of the Restriction Period with respect to the applicable Common Shares and related dividends subject to this Share Award, the Participant’s ability to hold, sell, transfer, pledge, assign or otherwise encumber the stock and dividends shall be unrestricted subject to the tax withholding requirements set forth in Paragraph 9(b).

6.Dividends, Voting and Recapitalization.

(a)Dividends.  Pursuant to Section 5.06 of the Plan, Participant shall be entitled to dividends attributable to Common Shares subject to this Share Award as follows:

(i)Dividends on Vested Common Shares.  With respect to Common Shares subject to this Share Award that have vested under Section 4, if any dividends are paid with respect to the Common Shares, Participant shall have the right to receive such dividends paid on such vested Common Shares in such amount and at such times as received by all other shareholders of the Company.

(ii)Dividends on Unvested Common Shares.  With respect to Common Shares subject to this Share Award that have not vested under Section 4, if any dividends are paid with respect to the Common Shares, the Participant shall receive a credit to the Participant’s Share Award dividend account equal to the value of the cash dividends that would have been distributed if the unvested Common Shares at the time of the payment date of the relevant cash dividend were vested Common Shares.  Within thirty (30) days following the Vesting Date of any unvested Common Shares, a cash payment will be paid to the Participant by the Company equal to the value of the aggregate amount of cash credited to the Participant's Share Award dividend account for the corresponding unvested Common Shares that vested as of the Vesting Date.  No interest shall accrue with respect to any cash amounts credited to the Participant's Share Award dividend account.

(b)Voting.  Participant shall have the right to vote all Common Shares under this Share Award regardless of vested status while such Common Shares remain outstanding and the Participant otherwise retains such voting rights.

(c)Recapitalization.  In the event of any changes in the capital stock of the Company by reason of any stock dividends, split-ups or combinations of shares, reclassifications, mergers,

consolidations, reorganizations or liquidations while any Common Shares comprising the Share Award shall be subject to restrictions on transfer and forfeiture hereunder, any and all new, substituted or additional securities to which Participant is entitled shall be subject immediately to the terms, conditions and restrictions of this Award.

7.Notices.  Any notice to the Company relating to this Share Award shall be addressed to the Company in care of the Chief Financial Officer of the Company at the principal office of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

8.Applicable Laws.  The Company may from time to time impose any conditions on the Share Award as it deems necessary or advisable to ensure that the Award satisfies the conditions of applicable laws.

9.Tax Matters.

(a)The grant of this Share Award is intended to be exempt from the requirements of Section 409A of the Code, and, to the extent that further guidance is issued under Section 409A of the Code after the date of this Award, the Company may make any changes to this Award as are necessary to bring this award into compliance with the applicable exemptions under Section 409A of the Code and the Treasury regulations issued thereunder.

(b)The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant, vesting or payment of the Common Shares and related dividends subject to this Share Award.  The Participant may elect to satisfy any tax withholding obligation of the Company with respect to the Common Shares and related dividends subject to this Share Award by having Common Shares and related dividends subject to this Share Award withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

10.Share Award Not to Affect Employment.  The Share Award granted hereunder shall not confer upon Participant any right to continue in the employment or other service relationship of the Company or any Subsidiary or affiliate of the Company. For the avoidance of doubt, continued employment or other relationship with the Company is not a condition to the vesting set forth in Section 4.

11.Restrictions on Issuance or Transfer of Common Shares.

(a)The obligation of the Company to issue, or remove the restrictions on, Common Shares shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Common Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, such issuance or removal, the Common Shares may not be issued or such restrictions removed in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.  The issuance of Common Shares and the payment of cash to the Participant pursuant to this Agreement are subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(b)The Participant agrees to be bound by the Company’s policies regarding the transfer of the Common Shares subject to this Share Award and understands that there may be certain times during the year in which the Participant will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, or encumbering Common Shares.

12.Miscellaneous.

(a)Binding Effect. Subject to the limitations set forth herein, this Award shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)Entire Agreement; Amendments.  This Award and the Plan constitute the entire agreement between the parties with respect to the Award and cannot be changed or terminated orally.  No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(c)Counterparts.  This Award may be executed in one or more counterparts, both of which taken together shall constitute one and the same agreement.

(d)Governing Law.  This Award shall be governed and construed and the legal relationships of the parties determined in accordance with the internal laws of the State of Maryland.

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(e)Severability.  In the event that any provision in this Award shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Award.

(f)Section Headings.  The captions and section headings of this Award are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

RAIT FINANCIAL TRUST

By:	/s/ Jamie Reyle
Name:	Jamie Reyle
Title:	Senior Managing Director – Chief Legal Officer

ACKNOWLEDGMENT

The Participant acknowledges receipt of the Share Award, a copy of which is attached hereto; represents that he has read and is familiar with the terms and provisions thereof; hereby accepts this Share Award subject to all of the terms and provisions thereof.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising hereunder.

Date: December 23, 2016	/s/ Scott L. N. Davidson
Signature of Participant

Scott L. N. Davidson
Name of Participant